Exhibit 99.5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the entities named below (i) agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto, the “Schedule 13D”) with respect to the Common Stock, $0.001 par value per share, of ProPetro Holding Corp., (ii) agree that each party hereto is responsible for the timely filing of the Schedule 13D, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate, and (iii) agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of May 3, 2024.

EXXON MOBIL CORPORATION

By:	/s/ Liam M. Mallon
Name:	Liam M. Mallon
Title:	Vice President

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Alex V. Volkov
Name:	Alex V. Volkov
Title:	Executive Vice President

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Alex V. Volkov
Name:	Alex V. Volkov
Title:	Executive Vice President

PIONEER NATURAL RESOURCES PUMPING SERVICES LLC

By:	/s/ Alex V. Volkov
Name:	Alex V. Volkov
Title:	President